EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 13, 1999 relating to the financial statements and financial statement schedule of Frequency Electronics, Inc., which appears in Frequency Electronics, Inc.'s Annual Report on Form 10-K for the year ended April 30, 1999.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP


Melville, New York
June 27, 2000